EXHIBIT 5.1

Laura A. Berezin

T: +1 650 843 5128

lberezin@cooley.com

June 20, 2018

Kezar Life Sciences, Inc.

4000 Shoreline Court, Suite 300

South San Francisco, California 94080

Ladies and Gentlemen:

You have requested our opinion, as counsel to Kezar Life Sciences, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended, relating to an underwritten public offering of an aggregate of 383,333 shares of the Company’s common stock, par value $0.001 (the “Shares”), including up to 50,000 Shares that may be sold pursuant to the exercise of an option to purchase additional shares. The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-225194), which was declared effective on June 20, 2018 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prior Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement, which is to be in effect immediately following the closing of the offering contemplated by the Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, which is to be in effect immediately prior to the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

COOLEY LLP    3175 HANOVER STREET    PALO ALTO, CA    94304-1130

T: (650) 843-5000    F: (650) 849-7400    COOLEY.COM

Kezar Life Sciences, Inc.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Laura A. Berezin
Laura A. Berezin

COOLEY LLP    3175 HANOVER STREET    PALO ALTO, CA    94304-1130

T: (650) 843-5000    F: (650) 849-7400    COOLEY.COM